UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010 (September 30, 2010)

ALLIANCE LAUNDRY SYSTEMS LLC

ALLIANCE LAUNDRY CORPORATION

ALLIANCE LAUNDRY HOLDINGS LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-56857	39-1927923
DELAWARE	333-56857-01	39-1928505
DELAWARE	333-56857-02	52-2055893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Shepard Street, P.O. Box 990

RIPON, WISCONSIN 54971-0990

(Address of Principal executive offices, including Zip Code)

(920) 748-3121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2010, Alliance Laundry Systems LLC (“Alliance Laundry”) and Alliance Laundry Holdings LLC (“Holdings”) entered into a credit agreement, dated as of September 30, 2010 (the “Credit Agreement”), with the lenders from time to time party thereto, BMO Capital Markets and Morgan Stanley Senior Funding, Inc., as co-syndication agents, The Bank of Nova Scotia and The PrivateBank and Trust Company, as co-documentation agents and Bank of America, N.A., as administrative agent, swing line lender and an issuing lender.

The Credit Agreement provides for a five-year $60.0 million revolving credit facility (the “Revolving Credit Facility”) and a six-year $285.0 million term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”). On September 30, 2010, the Term Loan Facility was drawn in full (the “Term Loans”), but the Revolving Credit Facility remained undrawn, except for the refinancing of outstanding letters of credit. The Term Loans amortize at 1% per annum with the balance due at maturity. Any unused portion of the Revolving Credit Facility will be subject to a commitment fee of 0.75% per annum, subject to step downs based on certain financial ratios.

Borrowings under the Facilities will bear interest, at the option of Alliance Laundry, at a rate equal to an applicable margin plus (a) the base rate or (b) the eurodollar rate, which will be the rate, elected by Alliance Laundry, at which eurodollar deposits for one, two, three or six months are offered in the interbank eurodollar market (“Eurodollar Rate”), subject to a LIBOR floor of 1.75%. The applicable margin for the Facilities is initially 3.50% with respect to base rate loans and 4.50% with respect to eurodollar loans, subject to steps downs based on certain financial ratios.

The obligations of Alliance Laundry under the Credit Agreement are secured by a lien on substantially all assets (subject to certain exceptions) of Holdings, Alliance Laundry and Alliance Laundry Corporation, a wholly owned subsidiary of Alliance Laundry (“ALC”), and will also be secured by substantially all assets of their future material domestic subsidiaries (subject to certain exceptions) and are guaranteed by Holdings and ALC and their future material domestic subsidiaries (subject to certain exceptions).

The Credit Agreement contains a number of negative covenants that limit Holdings, Alliance Laundry, ALC and certain of their subsidiaries from, among other things, incurring other indebtedness, entering into merger, consolidation, liquidation or dissolution transactions, disposing of their assets, making certain restricted payments, creating any liens on their assets, creating guarantee obligations, entering into sale and leaseback transactions, transactions with affiliates, changing lines of business and changing the passive holding company status of Holdings. The Credit Agreement also requires the maintenance of certain quarterly financial and operating ratios, including an interest coverage ratio and a total leverage ratio.

Item 8.01	Other Events.

On September 30, 2010, Alliance Laundry issued a press release announcing its entry into the Credit Agreement and that it and ALC have consummated the early settlement of their previously announced cash tender offer and consent solicitation for any and all of their 8 1/2% Senior Subordinated Notes due 2013 (the “Notes”). A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The amendments to the indenture, dated as of January 27, 2005, as amended by the supplemental indenture, dated as of January 27, 2005, and as further amended by the second supplemental indenture, dated as of July 20, 2006 (the “Indenture”), among Alliance Laundry, ALC, Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the Notes, for which consents were solicited, and as contained in the third supplemental indenture, dated as of September 22, 2010, among Alliance Laundry, ALC, Holdings and the Trustee, became operative upon consummation of the early settlement of the tender offer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release, dated September 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE LAUNDRY SYSTEMS LLC (Registrant)

/S/ BRUCE P. ROUNDS
Date: September 30, 2010	Name:	Bruce P. Rounds
	Title:	Vice President Chief Financial Officer

ALLIANCE LAUNDRY CORPORATION (Registrant)

/S/ BRUCE P. ROUNDS
Date: September 30, 2010	Name:	Bruce P. Rounds
	Title:	Vice President Chief Financial Officer

ALLIANCE LAUNDRY HOLDINGS LLC (Registrant)

/S/ BRUCE P. ROUNDS
Date: September 30, 2010	Name:	Bruce P. Rounds
	Title:	Vice President Chief Financial Officer